UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 20, 2010
MACC PRIVATE EQUITIES INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE	0-24412	42-1421406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2533 South Coast Highway 101, Suite 240, Cardiff-By-The Sea, California 92007
(Address of Principal Executive Offices)		(Zip Code)
(760) 479-5080 (Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 20, 2010, MACC Private Equities Inc. (the “Company”) received a delisting determination letter from the staff of the Nasdaq Stock Market (“Nasdaq”), due to the Company's failure to maintain compliance with the Nasdaq Capital Market's Nasdaq Listing Rule 5550(a)(5) (the “Rule”) requiring the Company to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $1,000,000.  Nasdaq Listing Rule 5810(c)(3)(A) provides the Company with 180 calendar days (the “Grace Period”), or until January 18, 2011, to regain compliance with the required minimum MVPHS.  If at any time during the Grace Period the Company’s MVPHS closes at $1,000,000 or more for ten (10) consecutive days, Nasdaq will deliver written confirmation that the Company is in compliance with the Rule and the matter will be closed.

In the event that the Company does not regain compliance with the Rule prior to the expiration of the Grace Period, it will receive written notification that its securities are subject to delisting.

In a press release dated July 16, 2010, MACC reviewed a number of actions to be brought before shareholders at the upcoming annual meeting to address the Company's capital growth.

No assurances can currently be given that the Company will be able to satisfy the above described deficiency and that its common stock will not be delisted.  Additionally, no assurances can currently be given that the Company will qualify for any additional grace periods offered by the Nasdaq Stock Market.  The deficiency notification described above will have no immediate effect on the listing of the Company's common stock at this time, pending the expiration of the relevant grace periods stated above.

The Company is also working to retain listing of its shares on the Nasdaq Capital Market due to its share price trading at a closing bid price of less than $1.00, as reported previously on May 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 26, 2010

MACC PRIVATE EQUITIES INC. By: /s/Travis T. Prentice
Travis T. Prentice President and CEO